EXHIBIT (a)(10)


                          [MERRILL LYNCH LETTERHEAD]


                 NOTICE TO PARTICIPANTS IN STOCK PURCHASE PLAN


April 15, 1998

Dear Client:

Enclosed for your consideration is the Offering Circular-Prospectus, dated April 15, 1998 (the "Offering Circular-Prospectus"), of The Limited, Inc., a Delaware corporation ("The Limited"), which describes The Limited's offer to its stockholders (the "Exchange Offer") to exchange up to 43,000,000 shares of Class A Common Stock, par value $0.1 per share, of Abercrombie & Fitch Co. ("A&F Common Stock) for shares of Common Stock, par value $.50 per share, of The Limited ("Limited Common Stock") that are validly tendered and not withdrawn (or deemed withdrawn) by the Expiration Date (as defined below) at an exchange ratio not greater than .86 nor less than .73 (in increments of
 .005) of a share of A&F Common Stock for each share of Limited Common Stock tendered and exchanged, upon the terms and subject to the conditions set forth in the Offering Circular-Prospectus. See "Summary", "The Transactions" and "The Exchange Offer" in the Offering Circular-Prospectus.

If you wish to exchange all or any number of your shares of Limited Common Stock in your account pursuant to the Exchange Offer you must contact a Customer Service Representative at our toll-free Client Services number 1-800-637-3766 (U.S. Residents) or our Client Services number 1-732-563-7305 (Overseas Residents) by 3:30 p.m. (New York City time), Monday, May 11, 1998. Our representatives are available Monday through Friday 8:00 a.m. to 7:00 p.m. (New York City time).

Please instruct the Merrill Lynch Customer Services Representative clearly if you wish to tender some shares of Limited Common Stock in your account at one exchange ratio and other shares of Limited Common Stock in your account at another exchange ratio.

Fractional shares held in your account will not be entitled to participate in the Exchange Offer.

Shares of A&F Common Stock received in respect of any shares of Limited Common Stock tendered and accepted for exchange by The Limited will be held in your account. Any shares of Limited Common Stock tendered but not accepted for exchange by The Limited will be returned to your account.

If at any time you have instructed Merrill Lynch to tender your shares, you may instruct Merrill Lynch to withdraw them from tender. To do so, you must contact a Customer Service Representative as explained above. In the event that you choose to withdraw your shares from tender, we must receive withdrawal instructions by 3:30 p.m. (New York City time), on Monday, May 11, 1998.

Please note that Merrill Lynch will tender the specific number of shares that you instruct us to tender, up to all of your shares in your account at the time of your call to our Merrill Lynch Customer Service Representative. If your account acquires additional shares after you have given Merrill Lynch your tender instructions, these shares will not be tendered unless you call again, and instruct Merrill Lynch to also tender the additional shares in your account.

In the event that you instruct Merrill Lynch to tender your Limited Common Stock, your shares will be frozen to prohibit you from transferring the stock that has been tendered or from taking a distribution from your account. You may have your account unfrozen at any time by withdrawing your shares from tender as described above.

The Exchange Offer is conditioned upon the tender of a sufficient number of shares of Limited Common Stock so that at least 39,240,000 shares of A&F
Common Stock are distributed in the Exchange Offer. The Exchange Offer is, however, subject to certain other conditions, per the enclosed Offering Circular-
Prospectus. The shares are exchanged without any brokerage fees or commissions. Please note that this exchange offer may be subject to proration.

THE OFFERING CIRCULAR-PROSPECTUS IS BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF SHARES OF LIMITED COMMON STOCK HELD ON YOUR BEHALF UNDER THE PLAN, BUT NOT REGISTERED IN YOUR NAME. A TENDER OF SUCH SHARES OF LIMITED COMMON STOCK MAY ONLY BE MADE BY MERRILL LYNCH AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS.

The maximum number of shares of Limited Common Stock which will be accepted for exchange will be that number of shares which, when multiplied by the Final Exchange Ratio, equals 43,000,000 shares of A&F Common Stock. If more than such maximum number of shares of Limited Common Stock are tendered at Exchange Ratios at or below the Final Exchange Ratio, the Exchange Offer will be oversubscribed, and shares of Limited Common Stock tendered at or below the Final Exchange Ratio will be subject to proration in accordance with the terms set forth in the Offering Circular-Prospectus under "The Exchange Offer-Terms of the Exchange Offer".

Before making a decision, you should read the enclosed Offering
Circular-Prospectus carefully. If you take no action, the shares in your account will not be tendered by Merrill Lynch.

NONE OF THE LIMITED, A&F, MERRILL LYNCH, THE BOARD OF DIRECTORS OF THE LIMITED OR THE BOARD OF DIRECTORS OF A&F MAKES ANY RECOMMENDATION TO ANY STOCKHOLDERS OF THE LIMITED COMMON STOCK AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES OF LIMITED COMMON STOCK PURSUANT TO THE EXCHANGE OFFER. EACH STOCKHOLDER OF THE LIMITED MUST MAKE HIS OR HER OWN DECISION WHETHER TO TENDER SHARES OF LIMITED COMMON STOCK PURSUANT TO THE EXCHANGE OFFER AND, IF SO HOW MANY SHARES TO TENDER AND AT WHAT EXCHANGE RATIO TO TENDER SUCH SHARES AFTER READING THE OFFERING CIRCULAR-PROSPECTUS AND CONSULTING WITH HIS OR HER ADVISORS BASED ON HIS OR HER OWN FINANCIAL POSITION AND REQUIREMENTS.

The above offer, proration period, and withdrawal rights will expire at 12:00 Midnight, (New York City time) on May 13, 1998, unless extended. However, you must contact a Customer Service Representative at the above toll-free number by 3:30 p.m on Monday, May 11, 1998 if you wish to tender all or any number of your shares of Limited Common Stock.

Sincerely,

Merrill Lynch Group Employee Services